UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the departure of Gary L. Lau as the Company’s Senior Vice President, Government Sales, as reported by the Company on April 20, 2009 the Company and Mr. Lau have entered into a separation agreement with an effective date of May 5, 2009 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Lau will receive compensation in exchange for ongoing covenants not to compete with the Company or engage in certain other activities.  The benefits to be paid to Mr. Lau include (a) two years of base salary, (b) payment of premiums for COBRA benefits for eighteen months, and (c) continued exercisability for two years of all stock options for the common stock of the Company held by him that were vested as of his departure and have an exercise price of $7.00 per share or less.  A copy of the form of Separation Agreement is attached as an exhibit to this report and is incorporated herein by reference.

The Company on May 18, 2009, issued a block of shares of restricted stock to its employees. The grant of restricted stock is intended primarily to approximately offset temporary salary reductions, which have been imposed on most employees of the Company for a period of six months beginning with the April 3, 2009 payroll. The gross number of shares issued was 252,818 shares, with one-half of the shares vested immediately and one-half to vest on August 5, 2009, subject to the individual’s continued employment through that date. Approximately 40% of the shares vesting on each date will be surrendered to the Company in payment of withholding taxes, with the exact amount dependent on applicable backup withholding rates. Recipients of the restricted stock included executive officers of the Company who have taken temporary pay cuts as reported by the Company on March 30, 2009.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10	Form of Separation Agreement between the Company and Gary L. Lau

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2009

Network Equipment Technologies, Inc.

By:	/s/ JOHN F. MCGRATH, JR.
Name:	John F. McGrath, Jr.
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number
Description
10	Form of Separation Agreement between the Company and Gary L. Lau